Exhibit 99.1


FOR IMMEDIATE RELEASE


FOR:   MAF Bancorp, Inc.                Fidelity Bancorp, Inc.
       55th Street & Holmes Avenue      5455 W. Belmont Avenue
       Clarendon Hills, IL 60514        Chicago, IL 60641

CONTACTS:  Allen H. Koranda, Chairman   Raymond S. Stolarczyk,
           and Chief Executive Officer  Chairman and CEO

           Jerry A. Weberling, EVP and  Thomas E. Bentel
           Chief Financial Officer      President and COO
           (630) 887-5999               (773) 736-4414


         STOCKHOLDERS OF FIDELITY BANCORP, INC. APPROVE MERGER
                      WITH MAF BANCORP, INC.

Clarendon Hills, Illinois and Chicago, Illinois, July 16, 2002 - MAF Bancorp, Inc. (NASDAQ:MAFB) and Fidelity Bancorp, Inc. (NASDAQ:FBCI) jointly announced today that at a special meeting of stockholders held on July 16, 2003, Fidelity's stockholders adopted and approved the Agreement and Plan of Reorganization, dated as of December 16, 2002, by and among MAF and Fidelity and the resulting merger of Fidelity with and into MAF.

Pursuant to the merger agreement, each share of Fidelity common stock will be converted into the right to receive 0.89 shares of MAF common stock. Based on the closing price of MAF common stock on July 15, 2003, the transaction has a current value of $115 million in the aggregate and $35.16 per share of Fidelity common stock. The transaction, which is subject to customary closing conditions, is scheduled to close in mid- to late- July 2003. All required regulatory approvals for the merger have been obtained. In connection with the merger, Fidelity's bank subsidiary, Fidelity Federal Savings Bank, will be merged with and into Mid America Bank, a wholly-owned subsidiary of MAF Bancorp. The merger of the banks will provide Mid America Bank with five additional branch locations in the Chicago area.

MAF is the parent company of Mid America Bank, a federally chartered stock savings bank headquartered in Clarendon Hills, IL. At March 31, 2003 the company had assets of $6.0 billion, deposits of $3.8 billion and stockholders' equity of $517 million. The Bank operates a network of 37 retail banking offices primarily in Chicago and its western suburbs. MAF's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

Fidelity is the holding company for Fidelity Federal Savings Bank, a federally chartered stock savings bank headquartered in Chicago, IL. At March 31, 2003, Fidelity had assets of $723 million, deposits of $458 million, and stockholders' equity of $62 million. Fidelity's common stock trades on the Nasdaq Stock Market under the symbol FBCI.

                       Forward-Looking Information

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. MAF and Fidelity intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Factors which could have an effect on the timing of the closing of the merger of Fidelity into MAF include, but are not limited to, unanticipated developments that could have a material adverse effect on MAF or Fidelity or unexpected developments affecting MAF's or Fidelity's ability to satisfy any conditions to closing.